Exhibit 10.2

G-III Apparel Group, Ltd.
amended and restated 2005 STOCK INCENTIVE PLAN
Deferred stock award agreement

AGREEMENT, made as of the 12th day of May, 2015 (the “Effective Date”), between G-III APPAREL GROUP, LTD. (the “Company”) and _________________________ (the “Grantee”), pursuant to the G-III Apparel Group, Ltd. Amended and Restated 2005 Stock Incentive Plan (the “Plan”).

1.          Deferred Stock Award. The Company hereby grants to the Grantee a deferred stock award under the Plan, consisting of the right to receive _________ shares of the Company’s common stock (“Shares”) upon the terms and conditions set forth in this Agreement.

2.          Vesting Conditions. Subject to attainment of the performance condition set forth below, the Grantee’s right to receive the Shares covered by this Agreement shall become vested on June 12, 2020 subject to the Grantee’s continuous employment or other service with the Company through the applicable vesting date. The Grantee shall have no right to receive any Shares under this Agreement unless the following performance condition shall have been attained:

During any period of twenty consecutive trading days beginning on the Effective Date and ending on June 12, 2020, the average closing price per share of the Company’s common stock on the Nasdaq Global Select Market is at least $68.00.

3.          Capital Changes. In the event of a stock dividend, stock split, spin off or other recapitalization with respect to the outstanding shares of the Company’s common stock, the Company will make such adjustments to the number of Shares covered by this Agreement and the performance vesting condition as it deems equitable under the circumstances.  The Grantee shall not be credited with or entitled to receive any cash dividends declared prior to the vesting of Shares.

4.          Termination of Employment or Service. Upon the termination of the Grantee’s employment or other service with the Company, the Grantee’s right to receive Shares covered by this Agreement, to the extent not previously vested, will thereupon terminate and be canceled.

5.          Issuance of Shares; Rights as a Shareholder.

(a)         General. If and as soon as practicable after the Grantee’s right to receive any Shares becomes vested in accordance with the provisions hereof, the Company will cause such Shares to be issued and delivered in certificated or electronic form to the Grantee, subject to the satisfaction of applicable tax withholding requirements.

(b)        Tax Withholding. The Company shall require as a condition of the issuance of vested Shares under this Agreement that the Grantee remit to the Company an amount sufficient in the opinion of the Company to satisfy any federal, state and other governmental tax withholding requirements attributable to the vesting or issuance and delivery of the Shares. In addition, or in the alternative, the Company may satisfy such tax withholding obligation in whole or in part (up to the minimum required amount) by withholding Shares that would otherwise be delivered to the Grantee based upon the fair market value of the Shares on the applicable date.

(c)        Rights as a Shareholder. The Grantee shall have no voting or other rights of a shareholder with respect to the Shares unless and until such Shares are issued to the Grantee in accordance with the provisions hereof.

6.         Restrictions on Transfer. The Grantee’s right to receive Shares under this Agreement may not be sold, assigned, transferred, pledged or otherwise alienated or disposed of (except by will or the laws of descent and distribution), and may not become subject to attachment, garnishment, execution or other legal or equitable process, and any attempt to do so shall be null and void.

7.          No Other Rights Conferred. Nothing contained herein shall be deemed to give the Grantee a right to be retained in the employ of the Company or any affiliate or affect the right of the Company and its affiliates to terminate or amend the terms and conditions of the Grantee’s employment.

8.           Provisions of the Plan Control. The provisions of the Plan, the terms of which are incorporated in this Agreement, shall govern if and to the extent that there are inconsistencies between those provisions and the provisions hereof.

9.          Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be modified except by written instrument executed by the parties.

10.        Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without regard to its principles of conflict of laws.

11.        Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement.

G-III APPAREL GROUP, LTD.

By:

Grantee

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